Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Aptorum Group Limited on Post-Effective Amendment No.2 to Form F-1 (File No. 333-248743) of our report dated April 29, 2022 with respect to our audits of the consolidated financial statements of Aptorum Group Limited as of December 31, 2021 and 2020 and for the three years ended December 31, 2021 appearing in the Annual Report on Form 20-F of Aptorum Group Limited for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

June 1, 2022

www.marcumbp.com